Exhibit 10(a)

CONSENT AND WAIVER

The undersigned officer of TrustCo Bank Corp NY (the “Corporation”) and Trustco Bank (the “Bank”), in consideration the receipt of other incentive compensation awards by the Corporation or the Bank, hereby consents and agrees to the action (the “Action”) of the Board of Directors of the Corporation and/or the Bank, or the Compensation Committee thereof, that neither the Corporation nor the Bank shall make any payments under the Trustco Bank Executive Officer Incentive Plan (“Plan”) for 2015, and/or the performance of the Corporation and/or the Bank during such year, to any participant in the Plan who is the president or any executive vice president of the Corporation or the Bank, it being understood that, by this action, the Bank and the Corporation are not delaying payment of awards under the Plan for 2015 but are effecting a complete termination of any award under the Plan for 2015 to the affected officers. Further, the undersigned officer hereby forever waives and releases the Corporation and the Bank from any and all claims, actions or causes of action the undersigned may now or in the future have against the Corporation or the Bank under the Plan, such officer’s employment agreement with the Corporation or the Bank or any other compensatory arrangement (collectively, “Compensation Arrangements”) between such officer and the Corporation or the Bank asserting, alleging or claiming that the Action breaches, violates or is in conflict with any Compensation Arrangement of such officer.

This Consent and Waiver is limited to the Action and is not to be construed as consent, waiver or release of any other act of the Corporation or the Bank now or in the future that would constitute a breach or violation of the aforesaid Compensation Arrangements.

Name:

Date: November , 2015